ACQUISITION AGREEMENT
                              ---------------------

         THIS ACQUISITION AGREEMENT wherein the participants are QUIKBIZ INTERNET GROUP, INC., a Nevada corporation ("QBIZ") f/k/a ALGORHYTHM TECHNOLOGIES CORP. and QUIKLAB MULTIMEDIA CENTERS, INC., a Florida corporation ("QLAB").
                              W I T N E S S E T H:
                              --------------------

         WHEREAS, QBIZ a) is a Nevada corporation in good standing which is currently a publicly traded SEC reporting company (f/k/a Algorhythm Technologies Corp.), traded on the OTC bulletin board under the symbol, QBIZ (f/k/a ALGR); and b) QBIZ is a holding company which includes or will include in this holdings other corporate entities such as QLAB, and c) has 12,535,240 shares issued and outstanding as of May 29, 1998; and

         WHEREAS, QLAB a) is a Florida corporation in good standing and is in the business of creating and providing multimedia products and services to parties such as QBIZ; and b) has 500,000 authorized shares, of which 500,000 shares have been issued; and

         WHEREAS, The Board of Directors of QBIZ and the Board of Directors of QLAB deem it advisable that QBIZ acquire QLAB as a wholly owned subsidiary of QBIZ with certain principals of QLAB continuing on to head up operations for QLAB for a period of time, subject to employment agreements and other conditions; and

         WHEREAS, QLAB shall perform certain services for QBIZ; and

         WHEREAS, QBIZ has furnished or will furnish QLAB, within thirty (30) days of the execution of this Agreement, with a copy of its 10-K submission for the year of 1997. It is understood that this Agreement shall not be binding upon QLAB until said 10-K has been submitted for the year 1997. This submission, to the extent required, (i) shall be in accordance with the books and records of QBIZ (ii) do and shall fairly represent the financial condition of QBIZ as of those dates and the results of its operations as of and for the periods specified, all prepared in accordance with generally accepted accounting principles; and (iii) do and shall contain and reflect, in accordance with generally accepted accounting principals consistently applied, reserves for all liabilities, losses and costs in excess of expected receipts and all discounts and refunds for services and products already rendered or sold that are reasonably


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anticipated and based on events or circumstances in existence or likely to occur in the future with respect to any of the contracts or commitments of QBIZ. Specifically, but not by way of limitation, if customary, the submissions shall disclose, in accordance with generally accepted accounting principles, all of the debts, liabilities, and obligations of any nature (whether absolute, accrued, contingent or otherwise, and whether due or to become due) of QBIZ at the Balance Sheet Date, and shall include appropriate reserve for all taxes and other liabilities accrued or due at that date but not yet payable; and

         WHEREAS, QLAB has furnished or will furnish QBIZ with a copy of its audited financial statements of QLAB for the years 1996 and 1997 and the related statement of income for the first three months of 1998 within 60 days from date of this agreement. These financial statements (i) are and shall be in accordance with the books and records of QLAB; (ii) do and shall fairly represent the financial condition of QLAB as of those dates and the results of its operations as of and for the periods specified, all prepared in accordance with generally accepted accounting principles; (iii) do and shall contain and reflect, in accordance with generally accepted accounting principles consistently applied, reserves for all liabilities losses and costs in excess of expected receipts and all discounts and refunds for services and products already rendered or sold that are reasonably anticipated and based on events or circumstances in existence or likely to occur in the future with respect to any of the contracts or commitments of QLAB, and shall be warranted as true and correct by the hereinafter named principals of QLAB. Specifically, but not by way of limitation, the Balance Sheet shall disclose, in accordance with generally accepted accounting principals, all of the debts, liabilities, and obligations of any nature (whether absolute, accrued, contingent or otherwise, and whether due or to become due) of QLAB at the Balance Sheet Date, and shall include appropriate reserves for all taxes and other liabilities accrued or due at that date but not yet payable; and

         WHEREAS, all required federal, state and local tax returns of QBIZ and QLAB have been accurately prepared and filed, and all federal, state and local taxes required to be paid with respect to the periods covered by the returns have been paid including, but not limited to, income, employment, property, franchise and sales tax. QBIZ and QLAB have not been delinquent in the payment of any tax or assessment; and

         WHEREAS, all named parties represent unto the other that they have authority to enter in to this Agreement; and

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

         WHEREAS, neither corporate entity is a party to any pending or threatened litigation and/or legal action; and

         WHEREAS, neither party has consulted with a broker or a finder in arranging the instant transaction.

         NOW THEREFORE, based upon the statements made hereinabove and the covenants and conditions set forth hereinbelow, the parties agree and acknowledge as follows:

         1.       All of the above statements are true and correct.

         2. The parties shall cause the following to simultaneously occur with the execution of this Agreement:

                  (A) All of the stockholders of QLAB shall surrender their
                      shares to the Secretary of QLAB, resulting in there being 500,000 shares in the treasury of QLAB.

                  (B) Intentionally omitted

                  (C) QBIZ shall acquire all of the QLAB authorized shares
                      and QBIZ shall own 100% of the stock of QLAB.

                  (D) Upon signing of this Agreement, QBIZ will
                      adopt the employment agreement between QLAB, and DAVID BAWARSKY ("BAWARSKY") as its own employment agreement between the parties, subject to all the terms and conditions therein and will guarantee the terms therein. Additionally, QBIZ will provide BAWARSKY the following as additional compensation:

                              (i)       If, within a three year timetable
                                        commencing the execution of said
                                        employment agreement, QLAB doubles its
                                        net revenue, QBIZ will issue a total of
                                        2,800,000 options [on a one time basis]
                                        of restricted common stock, at a price
                                        of $.002 per share to BAWARSKY, these
                                        options will be for a period of five
                                        years;

                              (ii) BAWARSKY's option, a maximum of $50,000 of his gross annual compensation under said employment agreement may be taken in the form of equity of QBIZ on a pro rata quarterly basis at


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
                                        the purchase rate equivalent to the bid
                                        price of QBIZ at the end of said
                                        quarter.

                              (iii) QBIZ will also issue a total of 200,000 options (on a one time basis) of common S-8 stock, at $.002 per share to BAWARSKY, within 5 working days from the date of execution of this Agreement; these options will be for a period of two years; and

                              (iv) BAWARSKY shall serve as CEO and Chairman of the Board of QBIZ for a minimum of 5 years.

                  (E) QLAB shall have its own Board of Directors, consisting of two directors, with BAWARSKY being Chairman and CEO and Andy Smith as Director.

                  (F) QBIZ will cause QLAB, as a wholly owned subsidiary of
                      QBIZ, to enter into an employment agreement with three (and perhaps fours, total) of its principals, to be named by BAWARSKY, to receive an employment agreement with an option package of 120,000 shares of QBIZ common stock, at $.002 per share within 3 days from date of this agreement and provide an additional option package of 80,000 shares of QBIZ common stock, at $.002 per share, subject to each said principal remaining continuously employed with QLAB for a period of one year from the execution of this agreement, with such employment agreement shall be otherwise in form as approved by the attorney for QBIZ.

         3. The parties recognize that all of the statements made herein by each party are made as material inducements to the other party to execute this Agreement and perform obligations under this Agreement.

         1. Pending consummation of all of the obligations under this Agreement, QBIZ and QLAB will carry on their business in substantially the same manner as before and each will use its best efforts to maintain its business organization intact, to retain its present employees, and to maintain its relationships with suppliers and other business contacts. Except with the prior consent in writing of QBIZ, pending

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                  consummation of the obligations under this Agreement, QLAB shall not:

                  (A) Declare, pay and dividend or make any other distribution on its shares.

                  (B)      Create or issue any indebtedness for borrowed money.

                  (C) Enter into any transaction other than those involved in carrying on its ordinary course of business.

         5. Except as may be expressly waived in writing by QLAB, all of the obligations of QLAB under this Agreement are subject to the satisfaction, prior to or on the closing/completion of obligations, of each of the following conditions by QBIZ:

                  (A) The representations and warranties made by QBIZ to
                      QLAB herein and in any document delivered pursuant to this Agreement shall be deemed to have been made again at the time of the exchange and shall then be true and correct in all material respects. If QBIZ shall have discovered any material error, misstatement or omission in those representations and warranties on or before closing, it shall report that discovery immediately to QLAB and shall either correct the error, misstatement, or omission or obtain a written waiver from QLAB. The parties agree to resolve any dispute regarding material error, misstatement or omission through arbitration following the Rules of the American Arbitration Association. The results of such arbitration shall be binding upon the parties.

                  (B) QBIZ shall have performed and complied with all agreements and conditions required by this Agreement to be performed and complied with by it prior to or at closing.

                  (C) No action or proceeding by any governmental body or agency shall have been threatened, asserted, or instituted to restrain or prohibit the carrying out of the transactions contemplated by this Agreement.

                  (D) All corporate and other proceedings and action taken in connection with the transactions contemplated by this Agreement and all certificates, opinions, agreements, instruments, and documents shall be satisfactory in form and substance to counsel for QLAB.

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

         6. Except as may be expressly waived in writing by QBIZ, all of the obligations of QBIZ under this Agreement are subject to the satisfaction, prior to or on the closing/completion of obligations, of each of the following conditions by QLAB:

                  (A) The representations and warranties made by QLAB to
                      QBIZ herein and in any document delivered pursuant to this Agreement shall be deemed to have been made again at the time of the exchange and shall then be true and correct in all material respects. If QLAB shall have discovered any material error, misstatement or omission in those representations and warranties on or before closing, it shall report that discovery immediately to QBIZ and shall either correct the error, misstatement, or omission or obtain a written waiver from QBIZ. The parties agree to resolve any dispute regarding material error, misstatement or omission through arbitration following the Rules of the American Arbitration Association. The results of such arbitration shall be binding upon the parties.

                  (B) QLAB shall have performed and complied with all agreements and conditions required by this Agreement to be performed and complied with by it prior to or at closing.
                  (C) No action or proceeding by any governmental body or agency shall have been threatened, asserted, or instituted to restrain or prohibit the carrying out of the transaction contemplated by this Agreement.
                  (D) All corporate and other proceedings and action taken in connection with the transactions contemplated by this Agreement and all certificates, opinions, agreements, instruments, and documents shall be satisfactory in form and substance to counsel for QBIZ.
                  (E) QBIZ shall have received (and approved for its purposes in completing the proposed acquisition) all documentation as described in this agreement from QLAB. Notwithstanding anything stated to the contrary herein, the parties understand and acknowledge that a line of credit and long-term debt for QLAB exists at the time of this acquisition. It is the understanding and

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
                      agreement of QLAB and QBIZ that the parties shall terminate and close QLAB's lines of credit no later than sixty (60) days after the closing of this transaction. After the date of this transaction, all of the net profits and dividends of QLAB shall be applied first to the payment of the credit line and other long-term debt until paid in full, as determined by QLAB. Further, subject to QLAB generating sufficient profits to retire this debt, QBIZ shall indemnify QLAB and be responsible to and for all claims related to said credit line account and other long-term debt after the date of this Agreement.

         7.       Intentionally omitted

         8. The Bylaws of QBIZ, as existing on this date, shall continue in full force as the Bylaws of QBIZ until altered amended or repealed, as provided in the Bylaws or as provided by law. Appropriate corporate documentation the form of minutes, resolutions, et al, shall be executed memorializing and authoring the actions provided for herein.

         9. All statements contained in any memorandum, certificate, letter, document, or other instrument delivered by or on behalf of QLAB, QBIZ, or the stockholders identified in this Agreement shall be deemed representations and warranties made by the respective parties to each other under this Agreement. The covenants, representations, and warranties of the parties and the stockholders shall survive for a period of three years after the effective date. No inspection, examination or audit made on behalf of the parties or the stockholders shall act as a waiver of any representation or warranty made under this Agreement.

        10. QLAB and QBIZ shall mutually indemnify and hold each other harmless against and in respect of all damages. Damages, as used in this paragraph, shall include any claim, action, demand, loss, cost, expense, liability, penalty and other damage, including without limitation, counsel fees and other costs and expenses incurred in investigating, in attempting to avoid damage or to oppose the imposition of damages, or in enforcing this indemnity, resulting to QBIZ or QLAB, as the case may be, from (i) any inaccurate representation made by or on behalf of the other or its stockholder(s) in or pursuant to this Agreement; (ii)

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
                  breach of any of the warranties made by or on behalf of the other or the stockholder(s), in or pursuant to this Agreement;
                  (iii) breach or default in the performance by the other of any of the obligations to be performed by it under this Agreement; or (iv) breach or default in the performance by the stockholder(s) of any of the obligations to be performed by them under any agreement delivered to them by the other pursuant to this Agreement. The defaulting entity shall reimburse the non-defaulting entity on demand for any payment made or for any loss suffered by the non-defaulting entity at any time after execution hereof, based on the arbitration following the Rules of the American Arbitration Association or pursuant to a bona fide compromise or settlement of claims, demands, or actions, in respect of any damages specified by the foregoing indemnity. The defaulting entity shall satisfy its obligations to the other by the payment of cash on demand. The defaulting entity shall have the opportunity to defend any claim, action, or demand asserted against the other for which the other claims indemnity provided that

                           (a) the defense is conducted by reputable counsel approved by the non-defaulting entity, which approval shall not be unreasonably withheld;

                           (b) the defense is expressly assumed in writing within ten days after written notice of the claim, action or demand is given to the stockholder(s); and

                           (c) counsel for the non-defaulting entity may participate at all times and in all proceedings (formal and informal) relating to the defense, compromise, and settlement of the claim, action, or demand, at the expense of the other. By their signatures hereinbelow, BAWARSKY guarantees the obligations of QLAB set forth in this paragraph 10.

         11. This Agreement may be terminated and the actions contemplated herein abandoned at any time within 7 days prior to the closing of this transaction based upon the following:

                  (A) By mutual consent of the Board of Directors of both
                      corporate entities.

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                  (B) At the election of the Board of Directors of either
                      corporate entity if:

                           (1) Any litigation or proceeding shall be instituted or threatened against the other corporate entity or any of its assets, that, in the correct opinion of such Board of Directors, renders the instant transaction inadvisable or undesirable.

                           (2) Any legislation shall be enacted that materially renders the proposed transaction inadvisable or undesirable.

                           (3) Between the date of this Agreement and the completion of obligations provided for herein there shall have been, in the opinion of the Board of Directors of either corporation, any materially adverse change in the business or condition, financial or otherwise, of the other corporate entity.

                           (4) Counsel for either corporation shall have determined, prior to the completion of obligations herein, that (a) the exchange of stock provided for herein shall result in the requirement of one or more of the parties to this transaction to pay United States federal income tax as a result of ordinary or capital gain, or (b) the proposed transaction is in violation of federal, state and local law.

                  (C) At the election of the Board of Directors of QBIZ if
                      without the prior consent in writing of QBIZ, QLAB shall have:

                           (1) Declared or paid a cash dividend on its common stock or declared or paid any other dividend or made any other distribution on its shares.

                           (2) Created or issued any indebtedness for borrowed money. (3) Entered into any transaction other than those involved in carrying on its business in the usual manner.

                  (D) On or before June 30, 1998, QBIZ shall perform all due diligence, and QLAB shall perform all obligations referred to herein and required by each of them prior to closing. Within 7 days of the date of closing, QBIZ shall advise QLAB in writing at the address set forth herein of its intention to terminate this Agreement. In the event QBIZ does not terminate this

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
                      Agreement on the date of closing, the stock which is the subject of this transaction shall vest and the matter shall be closed. However, the representations and warranties made herein shall survive as indicated herein.

                  (E) The cost of all due diligence, investigations including audits, etc., as ordered by QBIZ, shall be borne exclusively by QBIZ.

         12. Any notice or other communication required or permitted under this Agreement shall be properly given when deposited with the United States Postal Service for transmittal by certified or registered mail, postage prepaid, or when deposited with a public telegraph company for transmittal, charges prepaid, addressed as follows:

                  (A) In the case of QBIZ, to: ANDY SMITH ("SMITH"),
                      President, QBIZ, 5310 NW 33rd Avenue, Suite 212, Fort Lauderdale, FL 33309, or to such other person or address as QBIZ may from time to time request in writing.

                  (B) In the case of QLAB, to: DAVID BAWARSKY, President,
                      CEO, and Chairman of the Board, QLAB, 2121 West Oakland Park Blvd., Fort Lauderdale, FL 33309, or to such other person or address as QLAB may from time to time request in writing.

         13. QBIZ has prepared this Agreement in accordance with instructions received from SMITH, as President of QBIZ. George and Lander, P.A./John G. George, Esq. (collectively "George") has reviewed this agreement in accordance with instructions received from BAWARSKY as president of QLAB, and therefore, for the purposes of resolving any ambiguities, if any, QBIZ and its principal, SMITH, shall be deemed to have participated in the preparation of all terms and conditions in this Agreement. The foregoing provisos shall also apply to any and all agreements, documentation, consents, minutes, etc. contemplated by and/or referred to in this Agreement.

         14. The parties agree to resolve any dispute arising out of a breach of any of the terms and/or conditions of this Agreement through arbitration following the Rules of the American Arbitration Association. The results of such arbitration shall be binding upon the parties, and the prevailing party shall be entitled to recover reasonable attorneys' fees and court costs.

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         15.      This Agreement and the exhibits to this Agreement contain the entire agreement between the parties with respect to the contemplated transaction. This Agreement may be executed in any number of counterparts, all of which taken together shall be deemed one original.

         16. The validity, interpretation and performance of this Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Florida, and exclusive venue shall be in Broward County, Florida.

                           IN WITNESS WHEREOF, this Agreement was executed on
the dates set forth after signatures hereinbelow.

QUIKBIZ INTERNET GROUP, INC.                  QUIKLAB MULTIMEDIA CENTERS, INC.
a Nevada corporation                          a Florida corporation


By: /s/Andrew D. Smith                        By: /s/David Bawarsky
--------------------------                    --------------------------
Andrew D. Smith, President                    David Bawarsky, President


Dated: June 25, 1998                          Dated: June 25, 1998
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